                     [MAYER, BROWN, ROWE & MAW LETTERHEAD]




                                        October 3, 2002




Morgan Stanley High Yield Securities Inc.
1221 Avenue of the Americas
New York, New York 10020

Ladies and Gentlemen:

     This opinion is being furnished to Morgan Stanley High Yield Securities Inc., a Maryland corporation ("High Yield"), in connection with the Registration Statement on Form N-14 (the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"), to be filed by High Yield in connection with the acquisition by High Yield, of substantially all the assets of Morgan Stanley High Income Advantage Trust III, a Massachusetts business trust ("HIAT III"), in exchange for shares of common stock of High Yield ("Shares") and the assumption by High Yield of certain stated liabilities of HIAT III pursuant to an Agreement and Plan of Reorganization dated as of July 25, 2002 (the "Reorganization Agreement"). We have examined such statutes, regulations, corporate records and other documents and reviewed such questions of law as we deemed necessary or appropriate for the purposes of this opinion.


     As to matters of Maryland law contained in this opinion, we have relied upon the opinion of Piper Rudnick LLP, dated October 3, 2002.


     Based upon the foregoing, we are of the opinion that the Shares when issued, as described in the Reorganization Agreement, will be duly authorized and, assuming receipt of the consideration to be paid therefor, upon delivery as provided in the Reorganization Agreement, will be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.


                                        Very truly yours,


                                        /s/ Mayer, Brown, Rowe & Maw
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                                        MAYER, BROWN, ROWE & MAW